Exhibit 16.1

August 27, 2025

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs:

We have read Vuzix Corporation’s statements included under Item 4.01 of its Form 8-K dated August 27, 2025, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Sincerely,

/s/ Freed Maxick, P.C.

Freed Maxick, P.C.